Exhibit 1.1

June 22, 2020

Boards of Directors

Community First Bancshares, MHC

Community First Bancshares, Inc.

Newton Federal Bank

Attention:	Mr. Edward J. Cooney
Chief Executive Officer and Director

Ladies and Gentlemen:

We understand that the Boards of Directors of Community First Bancshares, MHC (the “MHC”), Community First Bancshares, Inc. (the “Holding Company”) and Newton Federal Bank (the “Bank”) are considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which the MHC will be converted from the mutual holding company form of organization to the stock holding company form, and all of the shares of the Holding Company currently outstanding will be exchanged for shares of common stock (the “Common Stock”) of a successor stock holding company to be formed in connection with the conversion (“Newco”). Concurrently with the conversion, Newco also intends to offer and sell certain shares of its common stock (the “Shares”) in a public offering. The MHC, the Holding Company, Newco and the Bank are sometimes collectively referred to herein as the “Company” and their respective Boards of Directors are sometimes collectively referred to as the “Boards.” Performance Trust Capital Partners, LLC (“Performance Trust”) is pleased to assist the Company on a best efforts basis with the Offering, as such term is hereinafter defined, and this letter agreement is to confirm the terms and conditions of our engagement as exclusive marketing agent to the Company.

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible members of the MHC and the Company’s tax-qualified employee stock benefit plans (the “Subscription Offering”). Subject to the prior rights of subscribers in the Subscription Offering, the Shares may be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Bank (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public by Performance Trust on a best efforts basis (“Syndicated Offering” and together with the Subscription and Community Offering and Syndicated Offering, the “Offering”). Performance Trust may, in consultation with the Company, form a syndicate of registered dealers to assist in any Syndicated Offering.

SERVICES

Performance Trust will act as exclusive marketing agent for the Company in the Offering and will serve as sole manager of any Syndicated Offering. We will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services (the “Services”) will include the following, each as may be necessary and as the Company may reasonably request:

1.	Consulting as to the marketing implications of the Plan;

2.	Reviewing with the Boards the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of Newco;

3.

Reviewing all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

PERFORMANCE TRUST

CAPITAL PARTNERS

500 W.Madison, Suite 450

Chicago, IL 60661

P 312 521 1000 | F 312 521 1001

www.performancetrust.com

4.	Assisting in the design and implementation of a marketing strategy for the Offering;

5.	Assisting Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering; and

6.	Providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the Offering.

SUBSCRIPTION AND COMMUNITY OFFERING FEES

If the Offering is consummated, the Company agrees to pay Performance Trust for its Services a fee (the “Service Fee”) of one percent (1.00%) of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription and Community Offering, excluding Shares purchased by or on behalf of (or in the case of a charitable foundation, contributed to) (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any shares contributed to such a charitable foundation), and (iii) any director, trustee, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust), which for purposes hereof shall mean parents, spouses, children and grandchildren. For purposes of this letter agreement, the term “Actual Purchase Price” shall mean the price at which the Shares of Common Stock are sold in the Offering.

If (a) Performance Trust ’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter agreement captioned “Definitive Agreement,” or (b) the Company either terminates the Offering or determines to not proceed with the Offering, no fees shall be payable by the Company to Performance Trust hereunder; however, the Company shall reimburse Performance Trust for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Performance Trust on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below.

All fees and expense reimbursements payable to Performance Trust hereunder shall be payable in immediately available funds at the time of the closing of the Offering, or upon the termination of Performance Trust’s engagement hereunder or termination of the Offering, as the case may be. In recognition of the long lead times involved in the stock offering process, the Company agrees to pay Performance Trust a one-time non-refundable management fee (the “Management Fee”) in the amount of $40,000, payable upon execution of this letter agreement. The Management Fee shall be deemed to have been earned in full when due. The Management Fee will be credited against the Service Fee.

SYNDICATED COMMUNITY OFFERING

If any shares of the Common Stock remain available after the expiration of the Subscription and Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth in the second paragraph under the section captioned “Definitive Agreement” below, Performance Trust will seek to sell such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions to be set forth in a selected dealers agreement, and may, in consultation with the Company, form a syndicate of registered dealers to assist in such efforts. With respect to any Shares of Common Stock sold by Performance Trust or any other FINRA member firm under any selected dealers agreements in a Syndicated Community Offering, the Company agrees to pay a commission of five and one-half percent (5.50%) of the aggregate Actual Purchase Price of the Shares of Common Stock sold in such Syndicated Community Offering. Performance Trust will endeavor to distribute the Common Stock among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Performance Trust be obligated to take or purchase any shares of the Common Stock in the Offering.

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	2

COSTS AND EXPENSES

In addition to any fees that may be payable to Performance Trust hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Performance Trust, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, communications, syndication and travel expenses, up to a maximum of $85,000 for legal fees and expenses and $10,000 for all other out-of-pocket expenses for a total of $95,000; provided, however, in the event that a Syndicated Community Offering is conducted, such expense reimbursement amount shall be increased to $110,000; and provided, further, that Performance Trust shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter agreement.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (iv) listing fees; (v) all fees and disbursements of the Company’s counsel, accountants, records management agent, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Stock Information Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Performance Trust incurs any such fees and expenses on behalf of the Company, the Company will reimburse Performance Trust for such fees and expenses whether or not the Offering is consummated; provided, however, that Performance Trust shall not incur any substantial expenses on behalf of the Company without prior approval, which approval will not be unreasonably withheld.

DUE DILIGENCE REVIEW

Performance Trust’s obligation to perform the Services contemplated by this letter agreement shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its trustees, directors, officers, agents and employees, as Performance Trust and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Performance Trust all information that Performance Trust requests, and will allow Performance Trust the opportunity to discuss with the management of the Company the financial condition, business and operations of the Company. The Company acknowledges that Performance Trust will rely upon the accuracy and completeness of all information received from the Company and its directors, trustees, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Performance Trust and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Performance Trust ’s participation therein, and shall furnish Performance Trust a copy thereof addressed to Performance Trust or upon which such counsel shall state Performance Trust may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its Services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Performance Trust agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Performance Trust may disclose such information to its employees, agents and advisors who are assisting or advising Performance Trust in performing its Services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	3

public other than as a result of a disclosure by Performance Trust in breach of the confidentiality obligations contained herein, (b) was available to Performance Trust on a non-confidential basis prior to its disclosure to Performance Trust by the Company, (c) becomes available to Performance Trust on a non-confidential basis from a person other than the Company who is not otherwise known to Performance Trust to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Performance Trust without use of or reference to the Confidential Information disclosed to Performance Trust pursuant to the engagement hereunder.

Upon the written request of the Company, Performance Trust will promptly, but in any event within ten (10) business days after receipt of such request, return, destroy (to the extent technically practicable) or cause the return or destruction of all Confidential Information in written form or set forth in other tangible media provided to it by or on behalf of the Company (in each case including all copies); provided, however, that nothing herein will be construed to limit Performance Trust’s ability to retain archival copies of Confidential Information as may be required to fulfill its legal and regulatory obligations and its compliance and recordkeeping obligations policies or procedures. Any destruction of materials shall be verified promptly to the Company by Performance Trust in writing. Any Confidential Information that has not been returned or destroyed, including, without limitation, any oral Confidential Information, shall remain subject to the confidentiality obligations set forth in this letter agreement.

If Performance Trust is requested or required under applicable law or by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legally binding process, to disclose any Confidential Information relating to the Company, it is agreed that Performance Trust (if legally permitted to do so) will provide the Company with prompt notice of any such request or requirement (written, if practical) and otherwise provide reasonable cooperation the Company (at the Company’s expense) in order to enable the Company to seek an appropriate protective order or other appropriate remedy or to waive compliance with the provisions of this letter agreement. Notwithstanding the foregoing, no such notice shall be required in the case of a routine audit or regulatory or administrative review of Performance Trust not specifically related to the Company. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver as provided hereby, Performance Trust may furnish that portion (and only that portion) of the Confidential Information, which it is legally compelled to disclose and with respect to which it agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information by the receiving party compelling such disclosure. In any event, Performance Trust will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

The Company hereby acknowledges and agrees that the financial models and presentations used by Performance Trust in performing its Services hereunder have been developed by and are proprietary to Performance Trust and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Performance Trust.

INDEMNIFICATION

Each of the MHC, the Holding Company and the Bank, jointly and severally, agrees to, and shall cause Newco to, indemnify and hold Performance Trust and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended ( collectively, the “Performance Trust Indemnified Parties” and each such person being an “Performance Trust Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Performance Trust Indemnified Party may become subject under applicable federal or state law, or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering documents, including documents described or incorporated by reference therein, or in any other written or oral communication provided by or on behalf of the MHC, the Holding Company, Newco or the Bank to any actual or prospective purchaser of the Shares or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based in whole or in part on any inaccuracy in the representations or warranties of the MHC, the Holding Company, Newco or the Bank contained in any agency agreement, or any failure of the MHC, the Holding

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	4

Company, Newco or the Bank to perform its respective obligations thereunder or (iii) related to or arising out of the Offering or the engagement of Performance Trust pursuant to, or the performance by Performance Trust of the Services contemplated by, this letter agreement, and will reimburse any Performance Trust Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable to Performance Trust (a) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to Newco by Performance Trust expressly for use therein, or (b) under clause (iii) of this paragraph to the extent that any such loss, claim, damage, liability or expense is finally judicially determined to be primarily attributable to the gross negligence, willful misconduct or bad faith of Performance Trust. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Performance Trust; provided, however, in no event shall Performance Trust’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Performance Trust pursuant to the provisions of this letter agreement. The MHC, the Holding Company and the Bank further agree, and shall cause Newco to agree, that neither Performance Trust nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the MHC, the Holding Company, Newco or the Bank or any person asserting claims on behalf of or in right of the MHC, the Holding Company, Newco or the Bank for any losses, claims, damages, liabilities or expenses arising out of or relating to this letter agreement or the Services to be rendered by Performance Trust hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence, bad faith or willful misconduct of Performance Trust.

The MHC, the Holding Company and the Bank agree to, and shall cause Newco to, notify Performance Trust promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this letter agreement. Each of the MHC, the Holding Company and the Bank will not, and will cause Newco not to, without Performance Trust’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Performance Trust Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Performance Trust Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Performance Trust Indemnified Party. If the MHC, the Holding Company, Newco or the Bank enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the MHC, the Holding Company or the Bank, as the case may be, shall provide, and shall cause Newco to provide, for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Performance Trust.

In no event shall a Performance Trust Indemnified Party be liable for any consequential, indirect, incidental, or special damages. The defense, indemnity, reimbursement, contribution and other obligations and agreements of the MHC, the Holding Company, Newco and the Bank set forth herein shall apply to any modifications of this letter agreement, and shall be in addition to any liability which Performance Trust may otherwise have. The rights of the Performance Trust Indemnified Parties under this letter agreement shall be in addition to any rights that any Performance Trust Indemnified Party may have at common law, in equity, or otherwise. For the sole purpose of enforcing and otherwise giving effect to the provisions of this letter agreement, the MHC, the Holding Company and the Bank hereby consent, and shall cause Newco to consent, to personal jurisdiction and service and venue in any court in which any claim which is subject to this letter agreement is brought against the Performance Trust Indemnified Parties.

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	5

The reimbursement, indemnity and contribution obligations of each of the MHC, the Holding Company, Newco and the Bank set forth herein shall apply to any modification of this letter agreement and shall remain in full force and effect regardless of any termination of, or the completion of, any Performance Trust Indemnified Party’s Services hereunder.

MATTERS RELATING TO ENGAGEMENT

The Company acknowledges and agrees that, except as set forth in the separate engagement letter with the Company dated as of the date hereof pursuant to which Performance Trust will serve as the Stock Information Center Manager in connection with the conversion, Performance Trust has been engaged solely as an independent contractor to provide the Services set forth herein. In rendering such Services, Performance Trust will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to such Services (including in connection with determining the terms of each Investment) and not as a fiduciary to the Company or any other person. Additionally, the Company acknowledges that Performance Trust is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and Performance Trust shall have no responsibility or liability to the Company with respect thereto. The Company also acknowledges that nothing in this letter agreement is intended to create duties to the Company beyond those expressly provided for in this letter agreement or to create duties of any kind to the Company’s creditors or security holders, and Performance Trust and the Company specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party. Finally, the Company agrees that Performance Trust may perform the Services contemplated hereby in conjunction with its affiliates, and that any affiliates of Performance Trust performing Services hereunder shall be entitled to the benefits and be subject to the terms of this letter agreement.

Company acknowledges that Performance Trust is a securities firm engaged in securities, trading and brokerage activities and providing investment banking and financial advisory services. In addition, Performance Trust and its affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you. The Company also acknowledges that Performance Trust and its affiliates have no obligation to use in connection with this engagement or to furnish the Company, confidential information obtained from other persons.

REPRESENTATIONS

Each of the MHC, the Holding Company and the Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this letter agreement, the execution, delivery and performance of this letter agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this letter agreement has been duly authorized, executed and delivered by it.

DEFINITIVE AGREEMENT

Performance Trust and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Performance Trust with respect to the Services to be provided by Performance Trust in connection with the Offering, which will serve as a basis for Performance Trust commencing activities, and (b) the only legal and binding obligations of the Company and Performance Trust with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality”, “Representations” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive agency agreement (the “Agency Agreement”) to be entered into prior to the commencement of the Offering relating to the Services of Performance Trust in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Performance Trust and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	6

Performance Trust’s execution of such Agency Agreement shall also be subject to (i) Performance Trust’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Performance Trust and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Performance Trust, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the commencement of the proposed Offering. Performance Trust may terminate this agreement if such Agency Agreement is not entered into prior to February 28, 2021.

MISCELLANEOUS

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This letter agreement can only be altered by written consent signed by the parties.

It is understood that the provisions contained under the caption “Representations” will survive any termination of this letter agreement.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The Company and Performance Trust irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of the Services hereunder.

Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this letter agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Company hereby agrees that service of any process, summons, notice or document by hand delivery or registered mail addressed to the Company, shall be effective service of process for any suit, action or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other court to whose jurisdiction the Company is or may in the future be subject, by suit upon judgment. The Company further agrees that nothing herein shall affect Performance Trust’s right to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

(Remainder of Page Intentionally Left Blank)

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	7

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Performance Trust the duplicate copy of this letter agreement enclosed herewith.

Very truly yours,

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

By:	/s/ Jeffrey E. Adams
Jeffrey E. Adams
Managing Director-Investment Banking

Accepted and agreed to as of the date first above written:

COMMUNITY FIRST BANCSHARES, MHC

COMMUNITY FIRST BANCSHARES, INC.

NEWTON FEDERAL BANK

By:	/s/ Edward J. Cooney
Edward J. Cooney
Chief Executive Officer and Director

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	8

June 22, 2020

Boards of Directors

Community First Bancshares, MHC

Community First Bancshares, Inc.

Newton Federal Bank

3175 Highway 278

Covington, Georgia 30014

Attn:	Mr. Edward J. Cooney
Chief Executive Officer and Director

Ladies and Gentlemen:

Performance Trust Capital Partners, LLC (“Performance Trust”) is pleased to act as Stock Information Center Manager for Community First Bancshares, MHC (the “MHC”), Community First Bancshares, Inc. (the “Holding Company”), Newton Federal Bank (the “Bank”) and a successor stock holding company to be formed in connection with the conversion from the mutual holding company form of organization to the stock holding company form (“Newco”) in connection with the offer and sale of certain shares of the common stock of Newco to the Bank’s eligible account holders in a Subscription Offering and, under certain circumstances, to members of the Bank’s community in a direct Community Offering and to the general public in a Syndicated Community Offering (collectively, the “Offering”). The Offering will be conducted pursuant to the terms of a Plan of Conversion to be adopted by the Company (the “Plan”) pursuant to which the MHC will be converted from the mutual holding company form of organization to the stock holding company form of organization (the “Reorganization”). In connection with the Reorganization, all the shares of the Holding Company (other than those held by the MHC) will be exchanged for shares of common stock of Newco. The MHC, the Holding Company, the Bank and Newco are sometimes referenced to collectively herein as the “Company” and their respective Boards of Directors are collectively referred to as the “Boards”. This letter agreement is to confirm the terms and conditions of our engagement (the “Agreement”).

SERVICES AND FEES

In our role as Stock Information Center Manager, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

•	Coordinating vote solicitation and the special meetings of members and shareholders (it being understood that the Company will engage an independent tabulator to tabulate proxies);

•	Design of the stock order forms;

•	Organization and supervision of the Stock Information Center; and

•	Employee training.

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com

For its services hereunder, the Company agrees to pay Performance Trust a fee of $20,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur and shall not exceed $5,000. The Company will inform Performance Trust within a reasonable period of time of any changes in the Plan that require changes in Performance Trust’s services.

All fees under this Agreement shall be payable in cash, as follows: (a) $10,000 payable upon execution of this Agreement, which shall be non-refundable; and (b) the balance upon the mailing of the offering materials.

COSTS AND EXPENSES

It is understood that all expenses associated with the operation of the Stock Information Center will be borne by the Company. The Company also agrees to reimburse Performance Trust, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, food, telephone, postage, communications and other similar expenses, up to a maximum of $10,000; provided, however, that Performance Trust shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this Agreement.

RELIANCE ON INFORMATION PROVIDED

The Company will provide Performance Trust with such information as Performance Trust may reasonably require to carry out its duties hereunder. The Company recognizes and confirms that Performance Trust (a) will use and rely on such information in performing the services contemplated by this Agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information.

LIMITATIONS

Performance Trust, as Stock Information Center Manager hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or statements of ownership or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the Offering; (c) shall not be liable to any person or entity, including the Company, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this Agreement and the performance hereof; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	2

expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it (as provided for in the Indemnification section below); and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this Agreement to the contrary notwithstanding, in no event shall Performance Trust be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Performance Trust has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Company acknowledges and agrees that, except as set forth in the separate engagement letter with the Company dated as of the date hereof pursuant to which Performance Trust is being engaged as the marketing agent to the Company, Performance Trust has been retained to act solely as the Stock Information Center Manager to the Company and not as an advisor to or agent of any other person and the Company’s engagement of Performance Trust is not intended to confer rights upon any person other than the Company. In such capacity, Performance Trust shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that Performance Trust’s responsibility to the Company is solely contractual in nature, that Performance Trust does not owe the Company or any other party affiliated with, related or connected to the Company any fiduciary duty, and that Performance Trust does not owe any other third party any duty under law or equity as a result of this Agreement or with respect to the Offering. The Company acknowledges that Performance Trust has had, and may currently or in the future have, investment banking or other relationships with parties that operate in the Company’s industry or that otherwise may provide Performance Trust with information of interest to the Company, and that Performance Trust has no obligation to disclose such relationships or information to the Company.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Performance Trust agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Performance Trust may disclose such information to its employees, agents and advisors who are assisting or advising Performance Trust in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Performance Trust in breach of the confidentiality obligations contained herein, (b) was available to Performance Trust on a non-confidential basis prior to its disclosure to Performance Trust by the Company, (c) becomes available to Performance Trust on a non-confidential basis from a person other than the Company who is not otherwise known to Performance Trust to be bound not to disclose such information pursuant to a contractual, legal or fiduciary

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	3

obligation owed to the Company, or (d) is independently developed by Performance Trust without use of or reference to the Confidential Information disclosed to Performance Trust pursuant to the engagement hereunder.

If Performance Trust is requested or required under applicable law or by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legally binding process, to disclose any Confidential Information relating to the Company, it is agreed that Performance Trust (if legally permitted to do so) will provide the Company with prompt notice of any such request or requirement (written, if practical) and otherwise provide reasonable cooperation the Company (at the Company’s expense) in order to enable the Company to seek an appropriate protective order or other appropriate remedy or to waive compliance with the provisions of this letter agreement. Notwithstanding the foregoing, no such notice shall be required in the case of a routine audit or regulatory or administrative review of Performance Trust not specifically related to the Company. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver as provided hereby, Performance Trust may furnish that portion (and only that portion) of the Confidential Information, which it is legally compelled to disclose and with respect to which it agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information by the receiving party compelling such disclosure. In any event, Performance Trust will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

INDEMNIFICATION

In connection with Performance Trust’s engagement to advise and assist the Company as provided herein, each of the MHC, the Holding Company and the Bank, jointly and severally, agrees to, and shall cause Newco to, indemnify and hold Performance Trust and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Performance Trust and each such person being an “Indemnified Party”) harmless, to the fullest extent permitted by law, from and against any and all losses, direct or class action claims, damages, costs and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of Performance Trust’s role as Stock Information Center Manager or the Offering or the engagement of Performance Trust pursuant to, or the performance by Performance Trust of the services contemplated by, this Agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses and costs of production or response) as they are incurred, including expenses incurred in connection with the investigation, responding, preparation for or defense of any pending or threatened regulatory inquiry, subpoena or discovery response, claim or any action or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Indemnified Party is a party or inquiry of which Indemnified Party is subject; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense which are finally judicially determined to have resulted primarily from Performance Trust’s bad faith, gross negligence, or intentional misconduct.

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	4

If the foregoing indemnification is judicially determined to be unavailable for any reason, then, in lieu of indemnifying such Indemnified Party, the Company agrees to contribute to such losses, claims, damages, costs, liabilities and expenses (a) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Performance Trust, on the other hand, of the engagement provided for in this Agreement or (b) if the allocation provided for in clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each of the Company and Performance Trust, as well as any other relevant equitable consideration; provided, however, in no event shall Performance Trust’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Performance Trust under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to Performance Trust of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company’s members and shareholders or other stakeholders, as the case may be, in the Offering that is the subject of the engagement hereunder, whether or not any such Offering is consummated, bears to (b) the fees paid or to be paid to Performance Trust under this Agreement.

The Company agrees to notify Performance Trust promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this Agreement. The Company will not, without Performance Trust’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (a) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Community First Bancshares, Inc. 3175 Highway 278, Covington, GA 30014
	Attention:	Mr. Edward J. Cooney

If to us:	Performance Trust Capital Partners, LLC West Madison Street Suite 450 Chicago, Illinois 60661
	Attention:	General Counsel

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	5

This Agreement and any claim, controversy or dispute arising under or related to this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Company hereby agrees that service of any process, summons, notice or document by hand delivery or registered mail addressed to the Company, shall be effective service of process for any suit, action or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other court to whose jurisdiction the Company is or may in the future be subject, by suit upon judgment. The Company further agrees that nothing herein shall affect Performance Trust’s right to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.

It is understood that the provisions contained under the caption “Limitations” will survive any termination of this Agreement.

Each person signing this Agreement represents and warrants that he or she is duly authorized and has the legal capacity to execute and deliver this Agreement. The Company represents and warrants that the execution and delivery of the Agreement and the performance of its obligations hereunder have been duly authorized, does not breach or conflict with any agreement, document or instrument to which the Company is a party or bound and that the Agreement is a valid and legal agreement binding on the Company and enforceable in accordance with the terms herein.

(Remainder of Page Intentionally Left Blank)

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	6

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Performance Trust the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

By:	/s/ Jeffrey E. Adams
Jeffrey E. Adams
Managing Director – Investment Banking

Accepted and agreed to as of the date first above written:

COMMUNITY FIRST BANCSHARES, MHC

COMMUNITY FIRST BANCSHARES, INC.

NEWTON FEDERAL BANK

By:	/s/ Edward J. Cooney
Edward J. Cooney
Chief Executive Officer and Director

PERFORMANCE TRUST CAPITAL PARTNERS 500 W.Madison, Suite 450 Chicago, IL 60661 P 312 521 1000 | F 312 521 1001 www.performancetrust.com	7